 Exhibit 11               Statement on Computation of
                              Per Share Earnings

                                           Years Ended January 31,
                                 ----------------------------------------
                                     1996          1995          1994
                                 ------------  ------------  ------------
Weighted average common
  shares outstanding
  during the year                   1,862,000     1,758,000     1,752,000
Effect of dilutive stock
  options; net of shares
  assumed repurchased at
  average market                       -            113,000       115,000
                                 ------------  ------------  ------------
Weighted average common
  share and common
  share equivalents                 1,862,000     1,871,000     1,867,000
                                 ============  ============   ===========

Net Loss as reported             $(13,424,000) $(73,792,000)  $(6,737,000)
                                 ============  ============   ===========

Adjustment for dilutive effect
  of subsidiary stock options      (1,249,000)     (244,000)     (918,000)
                                 ------------  ------------   -----------
Net (Loss) Income Per Earnings
  Per Share Calculation          $(14,673,000) $(74,036,000)  $(7,655,000)
                                 ============  ============   ===========

Earnings per share:

Net Loss as reported             $      (7.88) $     (39.57)  $     (4.10)
                                 ============  ============   ===========

(1) Not dilutive.
See Note 1 to the Consolidated Financial Statements regarding the earnings per share calculation.